Exhibit 99.1

Clearlake Completes Acquisition of Dun & Bradstreet

SANTA MONICA, Calif. & JACKSONVILLE, Fla. – August 26, 2025 – Clearlake Capital Group, L.P. (together with certain of its affiliates, “Clearlake”) announced today that it has completed its acquisition of Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet”), a global leader in business decisioning data and analytics. The transaction was previously announced on March 24, 2025, and approved by Dun & Bradstreet stockholders on June 12, 2025.

As a result of the completion of the transaction, Dun & Bradstreet stockholders will receive $9.15 in cash for each share of Dun & Bradstreet common stock that they own. Dun & Bradstreet is now a privately held company, and its stock has ceased trading and will be delisted from the New York Stock Exchange.

Advisors

Financial advisors to Clearlake included Morgan Stanley, Goldman Sachs, JP Morgan, Rothschild & Co., Barclays, Citi, Deutsche Bank, Santander, and Wells Fargo. Ares Capital Management, Morgan Stanley, Golub Capital, Blue Owl Credit, and Clearlake served as Joint Lead Arrangers on the financing for the transaction. Sidley Austin LLP served as legal counsel to Clearlake. Bank of America Securities served as financial advisor and Weil, Gotshal & Manges LLP served as legal counsel to Dun & Bradstreet.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

About Clearlake

Clearlake Capital Group is a global investment firm managing integrated platforms spanning private equity, liquid and private credit, and other related strategies. Founded in 2006, the firm has more than $90 billion of assets under management and has led or co-led over 400 investments globally. With deep knowledge and operational expertise across the technology, industrials, and consumer sectors, Clearlake seeks to partner with experienced management teams, providing patient, long-term capital and aiming to drive value through its active hands-on operating approach, O.P.S.® (Operations, People, Strategy). Headquartered in Santa Monica, Clearlake maintains a global footprint with offices in Dallas, London, Dublin, Luxembourg, Abu Dhabi, and Singapore. More information, please visit clearlake.com or follow us on LinkedIn.

For Clearlake:	For Dun & Bradstreet:
Media Contact: Jennifer Hurson	Media Contact: Michele Caselnova
jhurson@lambert.com	caselnovam@dnb.com
845-507-0571	904-648-6130

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